EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-3 ASR No. 333-211521-01), of Retail Opportunity Investments Corp. and Retail Opportunity Investments Partnership, LP and in the related Prospectus of our reports dated February 22, 2018, with respect to the consolidated financial statements and schedules of Retail Opportunity Investments Partnership, LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
San Diego, California
February 22, 2018